Exhbit 2.20

                           CERTIFICATE OF CANCELLATION
                                       OF
                               LIMITED PARTNERSHIP

                                       OF

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP


     The undersigned, American Income Partners V-B Limited Partnership (the "Partnership"), hereby certifies for purposes of Section 10 of M.G.L. Chapter 109, as follows:

1. The name of the Partnership is American Income Partners V-B Limited Partnership.

2. The date of filing of its certificate (the "Certificate") of limited partnership was September 29, 1989.

3. The reason for filing the certificate of cancellation is that the Partnership has dissolved pursuant to the terms of its limited partnership agreement and will not be henceforth pursuing the activities contemplated in its Certificate.

4. The effective date of cancellation shall be on the date of filing of this certificate.


     IN WITNESS WHEREOF, the undersigned has executed this instrument under seal as of this 24th day of September 2002.

AMERICAN  INCOME  PARTNERS  V-B  LIMITED  PARTNERSHIP
By:  AFG  Leasing  IV  Incorporated,
its  sole  General  Partner


By:  /s/Wayne  Engle
     ---------------
Name:  Wayne  Engle
Title:  Vice  President